UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2009

EnerLume Energy Management Corp.
(Exact name of registrant as specified in its charter)

Colorado	0-16196	06-1168423
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification Number

Two Broadway Hamden, Connecticut		06518
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 248-4100

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.  Other Events

Item 8.01  Other Events.

On December 2, 2005, a Demand for Arbitration was filed by Anne Ramsey and Debra Ramsey alleging that their employment was terminated in breach of employment agreements that they purportedly entered into with the Company.  Anne Ramsey, the sister of Geoffrey Ramsey, was the Company’s former Human Resource Director and had served on the Board of Directors until June 18, 2007. Debra Ramsey is the wife of Geoffrey Ramsey and was a former administrative assistant for the Company.  The Company terminated both individuals on November 23, 2005.  On or about March 20, 2006, the Company instituted an injunction proceeding in the New Haven Superior Court to permanently enjoin this arbitration on the basis that the Company never authorized the employment agreements relied upon by Anne and Debra and therefore such contracts were void. The matter was tried in November, 2006 and the Court rendered a decision on January 8, 2007 denying a permanent injunction. On January 26, 2007 the Company filed an appeal of the Superior Court decision and on May 20, 2008, the Connecticut Appellate Court affirmed the lower Court’s decision.  Accordingly, an arbitration hearing occurred on March 3rd and 5th 2009, and briefs from both parties were filed on March 24, 2009.

On April 3, 2009, the Arbitrator ruled that the Company’s reasons for terminating Debra Ramsey did not constitute “cause” as that term was defined in her employment agreement and, therefore, the Company had breached Debra Ramsey’s employment agreement and was ordered to pay Ms. Debra Ramsey $545,931.50 in salary and fringe benefits which she would have been entitled to pursuant to her employment agreement until it terminated by its terms on April 21, 2016.  Ms. Debra Ramsey was also awarded attorneys’ fees to be determined at a future date.

Also on April 3, 2009, the Arbitrator further ruled that the Company had sufficient grounds to discharge Ms. Anne Ramsey for “cause” as that term was defined in her employment agreement and, accordingly, she was not entitled to any salary or benefits for the balance of the remaining term of her agreement.  As a result of the Arbitrator’s decision with respect to Ms. Anne Ramsey, the Company was awarded its attorneys’ fees to be determined at a future date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERLUME ENERGY MANAGEMENT CORP.

Dated: April 9, 2009	By: /s/ Michael C. Malota
Michael C. Malota
Chief Financial Officer